Exhibit 99.1

For Further Information:

H. Gene Shiels 281-504-4886

KRATON PERFORMANCE POLYMERS, INC. ANNOUNCES THIRD QUARTER

2011 RESULTS

HOUSTON, TX.— October 31, 2011—Kraton Performance Polymers, Inc. (NYSE: KRA), a leading global producer of styrenic block copolymers, announces financial results for the quarter ended September 30, 2011.

2011 THIRD QUARTER HIGHLIGHTS

•	Sales volume was 78 kilotons

•	Sales revenue increased 20% year-on-year to $402 million

•	Net income increased 54% year-on-year to $43 million

•	GAAP earnings were $1.33 per fully-diluted share

•	Adjusted EBITDA(1) was $71 million or 18% of sales revenue

“Although prices for raw materials such as butadiene continued to increase throughout much of the third quarter of 2011, Kraton again delivered strong financial results, reporting the second highest Adjusted EBITDA in the company’s history,” said Kevin M. Fogarty, Kraton’s President and Chief Executive Officer. “During the third quarter the pace of raw material price increases moderated in comparison to the second quarter of 2011. As expected, our margins reflect the benefit from our price right strategy in response to rising raw material prices,” Fogarty added. “Our third quarter sales volumes were adversely impacted by continued customer destocking and a softening of demand, primarily in our Paving & Roofing end use and for less differentiated USBC grades in our Adhesive, Sealants and Coatings end use markets. However, the impact of lower USBC sales volumes was partially offset by a more favorable sales mix of higher-value HSBC and CariflexTM isoprene rubber products in our portfolio during the quarter,” said Fogarty. “Additionally, our innovation vitality index, as measured by the percentage of sales revenue generated from innovation-based sales, improved 100 basis points in the trailing twelve month period ended September 30, 2011, and our innovation-based sales volume for the same trailing twelve month period was up 13%. Although our industry is faced with near term uncertainty given challenges in the worldwide economy, we remain optimistic about the long term outlook for our business as we continue to focus on innovation and growth in sales of our higher margin Cariflex and HSBC products.”

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
(US $ in thousands, except per share amounts)	2011	2010	2011	2010
Sales Revenue	$401,993	$335,442	$1,133,249	$940,260
Adjusted EBITDA(1)	$71,063	$54,947	$201,280	$160,594
Net Income(2)	$43,093	$28,036	$111,947	$86,426
Net Income per diluted share(2)	$1.33	$0.88	$3.45	$2.76
Net cash provided by (used in) operating activities	$(10,693)	$71,775	$3,550	$20,738

(1)	Adjusted EBITDA is EBITDA excluding restructuring and related charges, non-cash compensation expenses and loss on the extinguishment of debt. A reconciliation of Adjusted EBITDA to Net Income is included in the accompanying financial tables. We use the first-in, first out (FIFO) basis of accounting for inventory and cost of goods sold, and therefore gross profit and Adjusted EBITDA. In periods of raw material price volatility, reported results under FIFO will differ from what the results would have been if cost of goods sold were based on estimated current replacement cost. Specifically, in periods of rising raw material costs, reported gross profit and Adjusted EBITDA will be higher under FIFO than under estimated current replacement cost. Conversely, in periods of declining raw material costs, reported gross profit and Adjusted EBITDA will be lower under FIFO than under estimated current replacement cost. In recognition of the fact that the cost of raw materials affects our results of operations, we provide the spread between FIFO and estimated current replacement cost. In the third quarter of 2011 our reported gross profit and Adjusted EBITDA under FIFO was approximately $32.1 million higher than what it would have been under estimated current replacement cost and in the third quarter of 2010 our reported gross profit and Adjusted EBITDA under FIFO was approximately $1.7 million lower than what it would have been under estimated current replacement cost. In the nine months ended September 30, 2011 and 2010, our reported gross profit and Adjusted EBITDA under FIFO was higher than what it would have been reported under estimated current replacement cost by approximately $102.9 million and $20.2 million, respectively

(2)	Net income for the three months ended September 30, 2011 includes charges associated with restructuring and related activities and charges associated with evaluating acquisition transactions of approximately $0.3 million after tax or $0.01 per diluted share. Net income for the three months ended September 30, 2010 includes charges associated with restructuring and related activities and costs associated with a secondary offering of our common stock of approximately $1.9 million after tax or $0.06 per diluted share. Net income for the nine months ended September 30, 2011 includes charges associated with restructuring and related activities, charges associated with evaluating acquisition transactions, costs associated with debt refinancing and costs associated with the secondary offering of our common stock of approximately $9.8 million after tax or $0.30 per diluted share. Net income for the nine months ended September 30, 2010 includes charges associated with restructuring and related activities and costs associated with the secondary offering of our common stock of approximately $2.6 million after tax or $0.08 per diluted share, partially offset by a reduction of depreciation associated with exiting the Pernis, the Netherlands facility of approximately $0.9 million after tax or $0.03 per diluted share.

Third Quarter 2011 versus Third Quarter 2010 Results

Sales revenue in the third quarter 2011 was $402.0 million, an increase of 19.8% compared to the third quarter 2010. The increase was largely due to global product sales price increases of $55.4 million, which were primarily in response to higher raw material costs, and changes in foreign currency exchange rates of $16.8 million, partially offset by the impact of decreased sales volumes of $5.6 million. Sales volume in the third quarter 2011 was 77.6 kilotons, down 3.3 kilotons or 4.1% compared to the third quarter 2010. The decline in sales volume was principally the result of lower paving volume in North America and Europe and lower volume in Adhesives, Sealants and Coatings, partially offset by increased sales in lubricant additive applications and higher CariflexTM sales volume. The company estimates that third quarter 2011 sales volume was also negatively impacted by approximately 3.0 kilotons of customer pre-buy activity in the first quarter 2011.

Adjusted EBITDA in the third quarter 2011 was $71.1 million, or 17.7% of sales revenue, compared to $54.9 million, or 16.4% of sales revenue in the third quarter 2010. Third quarter 2011 Adjusted EBITDA was $32.1 million higher under the FIFO basis of accounting under which we report our financial results than it would have been on an estimated current replacement cost basis, and third quarter 2010 Adjusted EBITDA was $1.7 million lower under the FIFO basis of accounting than it would have been on an estimated current replacement cost basis.

Our effective tax rate for the three months ended September 30, 2011 and 2010 was 7.4% and 14.7%, respectively. Our effective tax rate was lower than the statutory tax rate of 35.0% primarily due to the mix of pre-tax income earned in foreign jurisdictions and the partial release of our valuation allowance to reflect the benefit of tax net operating loss carry forwards realized during these periods. Excluding the release of our valuation allowance related to current period earnings, our effective tax rate for the three months ended September 30, 2011 and 2010 would have been 25.6% and 35.0%, respectively.

Third quarter 2011 net income was $43.1 million, or $1.33 per diluted share, compared to third quarter 2010 net income of $28.0 million, or $0.88 per diluted share. Third quarter 2011 earnings per share were negatively impacted by approximately $0.01 per diluted share associated with restructuring and related activities. Third quarter 2010 earnings per share were negatively impacted by approximately $0.06 per diluted share associated with restructuring and related activities and costs associated with a secondary offering of our common stock.

Cash Flow

During the third quarter 2011, net cash used in operating activities was $10.7 million, compared to net cash provided by operating activities of $71.8 million in the third quarter of 2010. The decrease in operating cash flow compared to the third quarter of 2010 was primarily related to an increase in the carrying value of finished goods inventory resulting from increases in the cost of raw materials. Net capital expenditures in the third quarter 2011 were $13.5 million compared to $12.9 million in the third quarter 2010.

END USE MARKET INFORMATION

The following factors influenced our sales revenue in each of our core end use markets:

Advanced Materials

For the three months ended September 30, 2011, sales revenue increased $11.1 million or 12.0% to $103.3 million from $92.2 million for the three months ended September 30, 2010. Sales revenue increased primarily due to global price increases implemented in response to rising raw material and other input costs, partially offset by modestly lower volume in the European and Asia Pacific regions. We continued to see positive momentum in our innovation portfolio primarily in personal care applications, including diapers and adult incontinence, and medical applications, including IV bags and tubing products.

Adhesives, Sealants and Coatings

For the three months ended September 30, 2011, sales revenue increased $4.4 million or 4.0% to $112.5 million from $108.1 million for the three months ended September 30, 2010. Sales revenue increased primarily due to global price increases implemented in response to rising raw material and other input costs, which was partially offset by lower volume for less differentiated USBC products.

Paving and Roofing

For the three months ended September 30, 2011, sales revenue increased $19.3 million or 17.4% to $130.4 million from $111.1 million for the three months ended September 30, 2010. The increase was primarily due to global price increases implemented in response to rising raw material and other input costs and growth in North American roofing volumes. Volumes were negatively impacted by declines in global paving, primarily in North America and Europe.

Emerging Businesses

For the three months ended September 30, 2011, sales revenue increased $6.7 million or 34.7% to $26.1 million from $19.4 million for the three months ended September 30, 2010. The increase reflects the continued volume growth of our CariflexTM IR Latex, primarily used in surgical glove and condom applications. Furthermore, we saw continued volume growth for Cariflex IR in medical and coating applications.

Other Markets

The remainder of the increase in third quarter sales revenue was primarily attributable to increased sales into lubricant additive applications that are not reported in our four core end use markets.

THIRD QUARTER 2011 AND RECENT DEVELOPMENTS

During the third quarter we continued to conduct engineering work associated with our planned construction of a 30 kiloton HSBC plant through a proposed joint venture with Formosa Petrochemical Corporation (“Formosa”). On October 21, 2011 the Fair Trade Commission in Taiwan approved the proposed joint venture between us and Formosa. As of the date of this release, required approvals from the Taiwanese environmental authorities remain pending. The company and Formosa are continuing to negotiate definitive documentation implementing the proposed transaction and continuing efforts to secure the necessary environmental permits for construction of the plant at Formosa’s site in Mailiao, Taiwan.

OUTLOOK

“Raw material prices have been volatile in 2011. Through August 2011 prices for our key raw materials rose significantly, as evidenced by the increase in the CMAI North American contract price for butadiene from $0.86 per pound in December 2010 to $1.77 per pound in August 2011,” said Fogarty. “Beginning in September 2011 raw material prices have decreased, with the CMAI North American contract price for butadiene declining $0.62 per pound from the August high of $1.77 per pound to $1.15 per pound for November 2011. We expect prices to decline further in December 2011, before stabilizing in the first quarter 2012,” Fogarty added. “In the third quarter 2011 concerns about the global economic outlook adversely impacted sales volumes across our end use markets. We expect the global economic outlook to remain uncertain for the balance of 2011.”

USE OF NON-GAAP FINANCIAL MEASURES

This earnings release includes the use of both GAAP (generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures are EBITDA and Adjusted EBITDA. In each case the most directly comparable GAAP financial measure is net income. A table included in this earnings release reconciles these non-GAAP financial measures with the most directly comparable GAAP financial measure.

We consider EBITDA and Adjusted EBITDA important supplemental measures of our performance and believe they are frequently used by investors, securities analysts and other interested parties in the evaluation of our performance and companies in our industry. Further, management uses these measures to evaluate operating performance; our executive compensation plan bases incentive compensation payments on our EBITDA performance; and our long-term debt agreements use EBITDA (with additional adjustments) to measure our compliance with certain financial covenants such as leverage and interest coverage. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results under GAAP in the United States. Some of these limitations include: EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; EBITDA does not reflect changes in, or cash requirements for, our working capital needs; EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure. In addition, we prepare Adjusted EBITDA by adjusting EBITDA to eliminate the impact of a number of items we do not consider indicative of our ongoing performance, and you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Because of these and other limitations, EBITDA and Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business.

CONFERENCE CALL AND WEBCAST INFORMATION

Kraton has scheduled a conference call on Tuesday November 1, 2011 at 9:00 a.m. (Eastern Time) to discuss third quarter 2011 financial results. Kraton invites you to listen to the conference call, which will be broadcast live over the internet at www.kraton.com, by selecting the “Investor Relations” link at the top of the home page and then selecting “Events” from the Investor Relations menu on the left side of the Investor Relations page.

You may also listen to the conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the “Kraton Conference Call – Passcode: Earnings Call.” U.S./Canada dial-in #: 888-577-8992. International dial-in #: 312-470-7060.

For those unable to listen to the live call, a replay will be available beginning at approximately 10:00 a.m. (Eastern Time) on November 1, 2011 through 11:59 p.m. Eastern Time on November 15, 2011. To hear a replay of the call over the Internet, access Kraton’s Website at www.kraton.com by selecting the “Investor Relations” link at the top of the home page and then selecting “Events” from the Investor Relations menu on the left side of the Investor Relations page. To hear a telephonic replay of the call, dial 800-925-0560. International callers should dial 203-369-3417.

ABOUT KRATON

Kraton Performance Polymers, Inc., through its operating subsidiary Kraton Polymers LLC and its subsidiaries (collectively, “Kraton”), is a leading global producer of engineered polymers and one of the world’s largest producers of styrenic block copolymers (SBCs), a family of products whose chemistry was pioneered by Kraton almost 50 years ago. Kraton’s polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving and, roofing products. The company offers approximately 800 products to more than 700 customers in over 60 countries worldwide, and is the only SBC producer with manufacturing and service capabilities on four continents. We manufacture products at five plants globally, including our flagship plant in Belpre, Ohio, the most diversified SBC plant in the world, as well as plants in Germany, France, Brazil and Japan. The plant in Japan is operated by an unconsolidated manufacturing joint venture. For more information on the company, please visit www.kraton.com.

Kraton, the Kraton logo and design, and the “Giving Innovators their Edge” tagline are all trademarks of Kraton Polymers LLC.

# # #

Forward Looking Statements

This press release includes forward-looking statements that reflect our plans, beliefs, expectations and current views with respect to, among other things, future events and financial performance. Forward-looking statements are often characterized by the use of words such as “outlook”, “believes,” “estimates,” “expects,” “projects,” “may,” “intends,” “plans” or “anticipates,” or by discussions of strategy, plans or intentions, including statements regarding our general “outlook”; our ability to obtain raw materials; costs, timing and plans related to our planned joint venture with Formosa Petrochemical Corporation and the related facility; anticipated capital expenditures; expectations regarding long-term prospects; anticipated sales volumes or levels of demand for our products; anticipated raw material price movements and related expectations regarding customer activities.

All forward-looking statements in this press release are made based on management’s current expectations and estimates, which involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed in forward-looking statements. These risks and uncertainties are more fully described in “Part I. Item 1A. Risk Factors” contained in our Annual Report on 10-K, as filed with the Securities and Exchange Commission and as subsequently updated in our Quarterly Reports on Form 10-Q, and include the following risk factors: conditions in the global economy and capital markets; our reliance on LyondellBasell Industries for the provision of significant operating and other services; the failure of our raw materials suppliers to perform their obligations under long-term supply agreements, or our inability to replace or renew these agreements when they expire; limitations in the availability of raw materials we need to produce our products in the amounts or at the prices necessary for us to effectively and profitably operate our business; competition in our end-use markets, from other producers of SBCs and from producers of products that can be substituted for our products; our ability to produce and commercialize technological innovations; our ability to protect our intellectual property, on which our business is substantially dependent; the possibility that our products infringe on the intellectual property rights of others; seasonality in our business, particularly for Paving and Roofing end uses; financial and operating constraints related to our substantial level of indebtedness; the inherently hazardous nature of chemical manufacturing; product liability claims and other lawsuits arising from environmental damage, personal injuries or other damage associated with chemical manufacturing or our products; political and economic risks in the various countries in which we operate; health, safety and environmental laws, including laws that govern our employees’ exposure to chemicals deemed harmful to humans; regulation of our customers, which could affect the demand for our products or result in increased compliance costs; customs, international trade, export control, antitrust, zoning and occupancy and labor and employment laws that could require us to modify our current business practices and incur increased costs; fluctuations in currency exchange rates; our relationship with our employees; loss of key personnel or our inability to attract and retain new qualified personnel; the fact that we typically do not enter into long-term contracts with our customers; a decrease in the fair value of our pension assets, which could require us to materially increase future funding of the pension plan; future sales of our shares could adversely affect the market price of our common stock; our planned joint venture in Asia is subject to risks and uncertainties; Delaware law and some provisions of our organizational documents make a takeover of our company more difficult; and other risks, factors and uncertainties described in this press release and our other reports and documents; and other factors of which we are currently unaware or deem immaterial. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information in light of new information or future events. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in Kraton’s periodic filings with the Securities and Exchange Commission.

KRATON PERFORMANCE POLYMERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three months ended September 30,
	2011	2010
Sales Revenue	$401,993	$335,442
Cost of Goods Sold	300,539	252,561

Gross Profit	101,454	82,881

Operating Expenses
Research and development	6,703	6,125
Selling, general and administrative	25,838	24,819
Depreciation and amortization	16,689	13,027

Total operating expenses	49,230	43,971

Earnings of Unconsolidated Joint Venture	595	81
Interest Expense, Net	6,288	6,127

Income Before Income Taxes	46,531	32,864
Income Tax Expense	3,438	4,828

Net Income	$43,093	$28,036
Earnings per common share
Basic	$1.34	$0.90
Diluted	$1.33	$0.88
Weighted average common shares outstanding
Basic	31,880	30,916
Diluted	32,215	31,590

KRATON PERFORMANCE POLYMERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Nine months ended September 30,
	2011	2010
Sales Revenue	$1,133,249	$940,260
Cost of Goods Sold	836,549	699,139

Gross Profit	296,700	241,121

Operating Expenses
Research and development	20,271	17,681
Selling, general and administrative	80,921	68,653
Depreciation and amortization	46,919	36,042

Total operating expenses	148,111	122,376

Loss on Extinguishment of Debt	2,985	0
Earnings (Loss) of Unconsolidated Joint Venture	(144)	317
Interest Expense, Net	23,384	18,463

Income Before Income Taxes	122,076	100,599
Income Tax Expense	10,129	14,173

Net Income	$111,947	$86,426

Earnings per common share
Basic	$3.51	$2.80
Diluted	$3.45	$2.76

Weighted average common shares outstanding
Basic	31,750	30,716
Diluted	32,253	31,145

KRATON PERFORMANCE POLYMERS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except par value)

	September 30, 2011	December 31, 2010
ASSETS

Current Assets
Cash and cash equivalents	$45,548	$92,750
Receivables, net of allowances of $781 and $947	179,761	136,132
Inventories of products, net	435,362	325,120
Inventories of materials and supplies, net	9,870	9,631
Other current assets	36,537	38,749

Total current assets	707,078	602,382

Property, plant and equipment, less accumulated depreciation of $285,964 and $252,387	375,800	365,366
Identifiable intangible assets, less accumulated amortization of $56,576 and $50,123	66,976	70,461
Investment in unconsolidated joint venture	13,908	13,589
Debt issuance costs	11,769	3,172
Other long-term assets	24,002	25,753

Total Assets	$1,199,533	$1,080,723

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Current portion of long-term debt	$7,500	$2,304
Accounts payable-trade	83,514	86,699
Other payables and accruals	51,007	60,782
Deferred income taxes	595	595
Due to related party	14,507	19,264

Total current liabilities	157,123	169,644
Long-term debt, net of current portion	386,875	380,371
Deferred income taxes	18,674	14,089
Other long-term liabilities	65,442	64,242

Total liabilities	628,114	628,346

Stockholders’ Equity
Preferred stock, $0.01 par value; 100,000 shares authorized; none issued
Common stock, $0.01 par value; 500,000 shares authorized; 32,092 shares issued and outstanding at September 30, 2011; 31,390 shares issued and outstanding at December 31, 2010	321	314
Additional paid in capital	346,190	334,457
Retained earnings	208,658	96,711
Accumulated other comprehensive income	16,250	20,895

Total stockholders’ equity	571,419	452,377

Total Liabilities and Stockholders’ Equity	$1,199,533	$1,080,723

KRATON PERFORMANCE POLYMERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Nine months ended September 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$111,947	$86,426
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	46,919	36,042
Amortization of debt issuance costs	6,067	1,553
Loss on disposal of fixed assets	28	3
Loss on extinguishment of debt	2,985	0
Change in fair value of interest rate swaps	0	(450)
Net distributed earnings from unconsolidated joint venture	660	86
Deferred income tax expense	4,585	7,168
Share-based compensation	4,196	2,836
Increase in
Accounts receivable	(42,637)	(38,713)
Inventories of products, materials and supplies	(108,423)	(55,917)
Other assets	(1,337)	(4,561)
Decrease in
Accounts payable-trade, other payables and accruals, and other long-term liabilities	(15,439)	(12,431)
Due to related party	(6,001)	(1,304)

Net cash provided by operating activities	3,550	20,738

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment, net of proceeds from sales	(46,720)	(30,251)
Purchase of software	(2,968)	(2,081)

Net cash used in investing activities	(49,688)	(32,332)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	400,000	69,000
Repayments of debt	(391,285)	(70,728)
Proceeds from issuance of common stock	0	11,197
Costs associated with the issuance of common stock	0	(534)
Proceeds from the exercise of stock options	8,271	5,852
Proceeds from insurance note payable	4,734	3,336
Repayment of insurance note payable	(4,734)	(1,846)
Debt issuance costs	(15,231)	0

Net cash provided by financing activities	1,755	16,277

Effect of exchange rate differences on cash	(2,819)	4,311

Net increase (decrease) in cash and cash equivalents	(47,202)	8,994
Cash and cash equivalents at beginning of period	92,750	69,291

Cash and cash equivalents at end of period	$45,548	$78,285

Supplemental Disclosures
Cash paid during the period for income taxes, net of refunds received	$6,043	$3,444
Cash paid during the period for interest	$23,378	$21,252

KRATON PERFORMANCE POLYMERS, INC.

EBITDA AND ADJUSTED EBITDA

(Unaudited)

(In thousands)

We reconcile Net Income to EBITDA and Adjusted EBITDA as follows:

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
	(in thousands)		(in thousands)
Net income	$43,093	$28,036	$111,947	$86,426
Plus
Interest expense, net	6,288	6,127	23,384	18,463
Income tax expense	3,438	4,828	10,129	14,173
Depreciation and amortization expenses	16,689	13,027	46,919	36,042

EBITDA	$69,508	$52,018	$192,379	$155,104

Add
Restructuring and related charges (a)	308	1,864	1,720	2,654
Non-cash compensation expense	1,247	1,065	4,196	2,836
Loss on extinguishment of debt (b)	0	0	2,985	0

Adjusted EBITDA	$71,063	$54,947	$201,280	$160,594

(a)	2011 restructuring and related charges consisted primarily of consulting fees, severance expenses, and other charges associated with the restructuring of our European organization, expenses associated with the March 2011 secondary public offering of our common stock, and charges associated with evaluating acquisition transactions. 2010 charges consisted primarily of consulting fees associated with the restructuring of our European organization. The restructuring and related charges were recorded as selling, general and administrative expenses in our Condensed Consolidated Statements of Operations during 2011 and 2010.
(b)	In 2011, reflects the loss on extinguishment of debt related to the refinancing of Kraton’s debt in February 2011.